Exhibit 10.16

Incysus, Inc.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of August 22, 2016, by and between William Ho (the “Executive”) and Incysus, Inc. (the “Company”).

Recitals

A.       The Company desires the association and services of Executive and his skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.       Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

C.       This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between Executive and the Company or any predecessor thereof.

Agreement

In consideration of the foregoing, the parties agree as follows:

1.                  Employment by the Company.

1.1           Position; Duties; Location; Board Position. Subject to the terms and conditions of this Agreement, Executive shall hold the position of President and Chief Executive Officer. Executive’s activities shall be as directed by the Board of Directors of Incysus, Ltd. (the “Board”) and shall include such duties and activities as typically associated with Executive’s position, and as otherwise may be assigned to Executive from time to time. The Company reserves the right to change or modify Executive’s title and/or duties as business needs may require. Executive shall devote Executive’s business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement. Executive shall report to the Board.

1.2           Policies and Procedures. The employment relationship between the parties shall be governed by this Agreement and by the policies and practices established by the Board. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall control.

1.3           Exclusive Employment; Agreement not to Participate in Company’s Competitors. Except with the prior written consent of the Board, Executive will not, during the period of employment by the Company, directly or indirectly, undertake or engage in any employment, occupation or business activity that competes, directly or indirectly, with the business of the Company. Notwithstanding anything to the contrary contained herein, the parties agree that Executive may continue his service to AlephPoint Capital and any of its related entities, including ownership interest, management and employment, with such changes to the terms and responsibilities thereof as may be desirable in his sole discretion, provided that: (i) such service does not interfere with Executive’s duties under this Agreement or the CIIA, (ii) any conflicts of interest arising from such service are handled in accordance with the applicable provisions of the Company’s Bye-Laws, and (iii) Executive manages AlephPoint Capital as a vehicle for the management of his own assets and those of certain investors and/or relationships, and does not proactively solicit additional funds to be managed by AlephPoint Capital, until such time (if ever) that the Company determines not to pursue the development of its primary product candidate.

1.4           Start Date. Executive’s employment with the Company pursuant to this Agreement shall commence on August 22, 2016 (the “Start Date”).

2.                  At-Will Employment.

Executive’s employment relationship with the Company is, and shall at all times remain, at-will. This means that either Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without cause or advance notice.

3.                  Compensation and Benefits.

3.1           Salary. The Company shall pay Executive at a rate equal to $721.15 per week less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. Upon the Company’s close of the next round of funding after the date hereof that exceeds $10,000,000 in raised capital (a “Qualified Series A Financing”), the Company shall increase Executive pay such that Executive shall receive a base salary at the annualized rate of $250,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary may be adjusted from time to time in the Company’s discretion.

3.2           Performance Bonus. Each calendar year, Executive will be eligible to earn an additional bonus (in the form of cash or equity, at the Company’s sole discretion) based on the Board’s assessment of Executive’s individual performance and overall Company performance. In order to earn and receive the bonus, Executive must remain employed by the Company through and including the bonus payout date, which will be on or before March 15th of the year following the year to which it relates. The determination of whether Executive has earned a bonus and the amount thereof shall be determined by the Board (and/or a committee thereof) in its sole and absolute discretion. The Company reserves the right to modify the bonus criteria and targets from year to year.

3.3           Standard Company Benefits. Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company employees. The Company shall pay 100% of the premium associated with group health insurance for Executive as an individual, and 60% of the premium associated with group health insurance for Executive’s dependents, if applicable. The Company reserves the right to modify, add or eliminate benefits from time to time.

3.4           Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement practices.

4.                  Proprietary Information Obligations.

As a condition of employment, Executive agrees to execute and abide by the Employee Confidential Information and Inventions Assignment Agreement to be executed of even date herewith (the “CIIA”).

5.                  Termination of Employment.

5.1           Termination For Any Reason Prior To A Qualified Series A Financing; Termination For Cause Or Executive’s Resignation Following A Qualified Series A Financing. If (a) Executive’s employment is terminated for any reason, whether by the Company or by Executive, prior to a Qualified Series A Financing, or (b) following a Qualified Series A Financing, Executive’s employment is terminated by the Company for Cause (defined below) or Executive resigns for any reason, the Company shall pay Executive any earned but unpaid base salary accrued through the date of termination and all accrued but unused vacation, at the rates then in effect, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive, except as may otherwise be required by law.

5.2           Termination Without Cause Following A Qualified Series A Financing. If, following a Qualified Series A Financing, Executive’s employment is terminated by the Company without Cause, then the Company shall pay Executive any earned but unpaid base salary accrued through the date of termination and all accrued but unused vacation, at the rates then in effect, less standard deductions and withholdings. In addition, subject to Section 5.6, Executive shall receive the following (the “Severance Benefits”):

(a)            The Company shall pay Executive, as severance, an amount equal to six months of Executive’s Base Salary at the time of termination; provided, however, that if the date of Executive’s termination is after January 1, 2018, the amount of severance paid to Executive by the Company shall increase from six months to twelve months. The amount specified in this Section 5.2(a) shall be paid to Executive in six (or twelve, as applicable) equal monthly installments beginning ten days following the effective date of the Release and will be subject to required withholding.

(b)           Vesting of Executive’s then-outstanding, unvested equity as of his employment termination date shall accelerate such that Executive shall be deemed vested in any additional equity that would have vested had Executive remained employed with the Company for an additional one year following the date of Executive’s employment termination (the “Acceleration.”) The Acceleration shall be determined as of the date of Executive’s employment termination, and shall not assume the achievement of any Company or performance based milestones following Executive’s employment termination date; provided, that if any such milestones are achieved within one year following the date of Executive’s employment termination, Executive shall be deemed vested in any additional equity that would have vested upon the occurrence of any such milestone at the time of occurrence.

5.3           Definition of Cause. “Cause” shall mean the occurrence of any of the following: (i) Executive’s conviction of any felony or any crime involving fraud or dishonesty; (ii) Executive’s participation in a fraud, act of dishonesty or other act of gross misconduct against the Company; (iii) Executive’s violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company; or (iv) Executive’s material violation of material Company policy. Whether a termination is for Cause shall be decided by the Board in its sole and exclusive judgment and discretion. Prior to a termination for Cause pursuant to (iv) above, to the extent such event(s) is capable of being cured by Executive and to the extent it is the first such instance giving rise to the notice described herein, (A) the Company shall give the Executive notice of such event(s), which notice shall specify in reasonable detail the circumstances constituting Cause, (B) Executive shall have thirty (30) days after the delivery of such notice to cure the event(s) giving rise to Cause, the existence of such cure to be determined by the Board in good faith, and (C) Executive’s termination for Cause shall be effective thirty (30) days following the expiration of the cure period in which the event(s) giving rise to cause was not cured, provided that the Company reserves the right put Executive on a paid leave of absence during such period and terminate Executive’s access to Company systems and property so long as such measures do not substantially interfere with Executive’s ability to cure the Cause of his termination during the cure period.

5.4           Effect of Termination. Executive agrees that should his employment be terminated for any reason, he shall be deemed to have resigned from any and all positions with the Company and its affiliated entities including Incysus, Ltd., including, but not limited, to a position on the Board.

5.5           Section 409A Compliance. It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided under Treasury Regulations Sections 1.409A-1(b)(4), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Severance benefits shall not commence until the Executive has a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments set forth herein are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the date of termination, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. Finally, if the period during which Executive may consider and sign a release in connection with the receipt of severance benefits spans two calendar years, the payment of severance will not be made or begin until the later calendar year.

5.6           Release. As a condition precedent to receipt of the Severance Benefits, Executive shall furnish to the Company an executed waiver and release of claims in a form to be provided by the Company, which shall include confidentiality, non-disclosure, non-disparagement and non-solicit provisions, and an obligation for Executive to provide reasonable transition assistance and consulting services to the Company on an as-needed basis through the first anniversary of Executive’s employment termination date (the “Release”) within the time period specified therein, but in no event later than forty-five days following Executive’s termination.

6.                  General Provisions.

6.1           Representations and Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

6.2           Advertising Waiver. Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which Executive’s name and/or pictures of Executive appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

6.3           D&O Insurance. Executive shall be entitled to indemnification from the Company pursuant to, and in accordance with the terms of, (i) the Company’s charter and bylaws, to the extent that indemnification of Executive is provided for therein, and (ii) any D&O insurance policy covering Executive purchased by the Company.

6.4           Miscellaneous. This Agreement, along with the CIIA, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, and to his and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

[Signature Page Follows]

In Witness Whereof, the parties have executed this Agreement as of the day and year first written above.

Incysus, inc.

By:	/s/Steve Lisi
Name:	Steve Lisi
Title:	Chief Business Officer and Chief Financial Officer

Accepted and agreed:

/s/William Ho
William Ho